Exhibit 10.2
ASSOCIATED MATERIALS, LLC
EXECUTIVE CASH INCENTIVE PLAN

I.Purpose
The purpose of the Associated Materials, LLC Executive Cash Incentive Plan is to establish a program of incentive compensation for designated officers and/or key executive employees of the Company and its subsidiaries that is directly related to the performance results of such individuals. The Plan provides annual incentives, contingent upon continued employment and meeting specified performance goals, to certain key executives who make substantial contributions to the Company and its subsidiaries.
II.Definitions
The following definitions shall be applicable throughout the Plan.
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.
“Board” means the Board of Directors of the Company.
“Bonus Award” means the award or awards, as determined by the Committee, granted to a Participant based on that Participant’s level of attainment of his or her performance goals established in accordance with Article V of the Plan.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means either (i) the Board or (ii) a committee selected by the Board to administer the Plan. If at any time such a Committee has not been so designated, the Compensation Committee of the Board shall constitute the Committee or if there shall be no Compensation Committee of the Board, the Board shall constitute the Committee.
“Company” means Associated Materials, LLC, a Delaware limited liability company, and any successor thereto.
“Participant” means any officer or key executive of the Company and its subsidiaries designated by the Committee to participate in the Plan.
“Performance Goals” means the performance objectives of the Company or an Affiliate during a Performance Period established for the purpose of determining whether, and to what extent, Bonus Awards will be earned for the Performance Period. The Performance Goals shall be established with reference to one or more of the following, either on a Company-wide basis or Affiliate-wide basis, or, as relevant, in respect of one or more Affiliates, divisions, departments, functions or operations of the Company and/or its Affiliates:

(a)	net earnings or net income (before or after taxes);

(b)	basic or diluted earnings per share (before or after taxes);

(c)	net revenue or net revenue growth;

(d)	gross profit or gross profit growth;

(e)	net operating profit (before or after taxes);

(f)	return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales);

(g)	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

(h)	earnings before or after taxes, interest, depreciation and/or amortization, as may be further adjusted in accordance with the agreements governing the Company’s indebtedness or otherwise;

(i)	gross or operating margins;

(j)	productivity ratios;

(k)	share price (including, but not limited to, growth measures and total stockholder return);

(l)	expense targets;

(m)	margins;

(n)	operating efficiency;

(o)	objective measures of customer satisfaction;

(p)	working capital targets;

(q)	measures of economic value added;

(r)	inventory control;

(s)	enterprise value; and

(t)	such other performance objectives as may be approved by the Committee.

“Performance Period” means the fiscal year of the Company, or such other period during which performance is measured to determine the level of attainment of a Bonus Award as may be established by the Committee.
“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.
“Plan” means this Associated Materials, LLC Executive Cash Incentive Plan.
III.Eligibility
Participants in the Plan shall be selected by the Committee for each Performance Period from those officers and key executives of the Company and its subsidiaries whose efforts contribute materially to the success of the Company. No employee shall be a Participant unless he or she is selected by the Committee, in its sole discretion. No employee shall at any time have the right to be selected as a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period.
IV.Administration
The Committee, in its sole discretion, will determine eligibility for participation, establish the maximum aggregate award which may be earned by each Participant (which may be expressed in terms of a dollar amount, percentage of salary or any other measurement), establish goals for each Participant (which may be objective or subjective, and based on individual, Company, Affiliate, subsidiary and/or division performance), calculate and determine each Participant’s level of attainment of such goals, and calculate the Bonus Award for each Participant based upon such level of attainment.
Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the terms and conditions of any Bonus Award; (iii) determine whether, to what extent, and under what circumstances Bonus Awards may be canceled, forfeited, or suspended and the method or methods by which Bonus Awards may be settled, canceled, forfeited, or suspended; (iv) determine whether, to what extent, and under what circumstances the delivery of cash with respect to a Bonus Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (v) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan and any instrument or agreement relating to, or Bonus Award granted under, the Plan; (vi) establish, amend, suspend, or waive any rules and regulations; (vii) appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Bonus Award or any documents evidencing Bonus Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all parties, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Bonus Award, and any shareholder of the Company.
V.Bonus Awards
The Committee, based upon information to be supplied by management of the Company and, where determined as necessary by the Board, the ratification of the Board, will establish for each Performance Period a maximum aggregate award (and, if the Committee deems appropriate, threshold and target awards) and Performance Goals relating to Company, Affiliate, subsidiary, divisional, departmental and/or functional performance for each Participant and communicate such award levels and Performance Goals to each Participant prior to or during the Performance Period for which such award may be made. Bonus Awards will be earned by each Participant based upon the level of attainment of his or her Performance Goals during the applicable Performance Period; provided, that the Committee may reduce the amount of any Bonus Award in its sole and absolute discretion. As soon as practicable after the end of the applicable Performance Period, the Committee shall determine the level of attainment of the Performance Goals for each Participant and the Bonus Award to be made to each Participant.
VI.Payment of Bonus Awards
Bonus Awards earned during any Performance Period shall be paid in cash following the end of such Performance Period on a date selected by the Committee in its sole discretion and the determination of the amount thereof shall be made by the Committee. Except as provided in Article VII below, the payment of each such Bonus Award shall be conditional upon the applicable Participant’s continued employment on the payment date selected by the Committee. Notwithstanding the foregoing, in order to comply with Code Section 409A, if, in accordance with Article VII below, the Committee waives the requirement that a Participant must be employed on the date a Bonus Award is to be paid, payout shall occur on a date selected by the Committee in the fiscal year following the fiscal year to which the Bonus Award relates.
Termination of Employment
If a Participant’s employment is terminated following the end of the applicable Performance Period and prior to the payment of his or her Bonus Award, the Committee may permit the Participant to receive payment of the Bonus Award. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit a Participant to receive payment of all or a pro rata portion of his or her Bonus Award following a termination of such Participant’s employment prior to the last day of a Performance Period. In the event that any such termination is due to Participant’s death, payment shall be made to the estate of the Participant.
VII.Reorganization or Discontinuance
The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from a merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
VIII.Non-Alienation of Benefits
No Bonus Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
IX.No Claim or Right to Plan Participation
No employee or other person shall have any claim or right to be selected as a Participant under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company or any of its subsidiaries.

X.Taxes
The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes that the Committee, in its sole discretion, determines are required to be withheld with respect to such payments.
XI.No Liability of Committee Members
No member of the Committee or any employee of the Company shall be liable for any action or determination made in good faith with respect to the Plan or any Bonus Award hereunder. Each such person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or incurred by such person in connection with or resulting from any action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan or any Bonus Award and against and from any and all amounts paid by such person with the Company approval, in settlement thereof, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person; provided, that the Company shall have the right, at its own expense, to assume and defend the same. The foregoing right of indemnification shall not be available to a person to the extent that a final judgment or other final adjudication binding upon such person establishes that the acts or omissions of such person giving rise to the indemnification claim resulted from such person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s limited liability company agreement, as amended from time to time, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.
XII.Termination or Amendment of the Bonus Plan
The Committee may amend, suspend or terminate the Plan at any time.
XIII.Unfunded Plan
Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.
The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.
XIV.Governing Law
The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.
XV.Effective Date
The Board has adopted the Plan to be effective on December 30, 2012.
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